Exhibit 99.1

ARC DECLARES PREFERRED DIVIDENDS

DENVER, CO— (BUSINESS WIRE)— December 14, 2006— Affordable Residential Communities Inc. (NYSE: ARC) today announced that its Board of Directors declared a cash dividend of $0.515625 on each share of its Series A Cumulative Redeemable Preferred Stock and a cash distribution of $0.39 per unit on the Series C Preferred Operating Partnership Units of Affordable Residential Communities LP. The dividends are payable on January 31, 2007 to shareholders of record on January 15, 2007.

About Affordable Residential Communities Inc.

Affordable Residential Communities Inc. (“ARC”), excluding discontinued operations, currently owns and operates approximately 57,375 homesites located in 276 communities in 24 states. ARC is focused on the acquisition, renovation, repositioning and operation of primarily all-age manufactured home communities with headquarters in Englewood, CO.

CONTACT:
Affordable Residential Communities Inc.
Larry Willard, Chief Executive Officer
866-847-8931
investor.relations@aboutarc.com
Or
Integrated Corporate Relations, Inc
Brad Cohen, 203-682-8211